                        INVESTMENT MANAGEMENT AGREEMENT

         Investment Management Agreement, made as of the first day of December, 1996, by and between Homestead Funds, Inc., a Maryland corporation (the "Company"), on behalf of the Daily Income Fund (the "Fund"), and RE Advisers Corporation, a Virginia corporation (the "Investment Manager").


         WHEREAS, the Company engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company is a series type investment company currently consisting of four series, the Daily Income Fund, the Value Fund, the Short-Term Bond Fund and the Short-Term Government Securities Fund, each with its own investment program, policies, and investment objectives, and restrictions; and

         WHEREAS, the Investment Manager is engaged principally in the business of rendering investment management services and registered as an investment manager under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Company retained the Investment Manager pursuant to an Investment Management Agreement dated as of September 17, 1990 and desires to continue to retain the Investment Manager to render investment management services (i.e. investment advisory and administrative services) to it on behalf of the Fund in the manner and on the terms and conditions hereinafter set forth, amending and restating the Investment Management Agreement dated as of September 17, 1990;

        NOW THEREFORE, the parties hereto agree as follows:

        1.       Duties and Responsibilities of the Investment Manager.

                 1.1     Investment Advisory Services.  The Investment
Manager shall act as the investment manager to the Fund and shall, subject to the supervision of the Company's Board of Directors, provide the following investment advisory services: (i) formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund's investment objectives, investment program, policies and restrictions, that may be amended and updated, from time to time, to reflect changes in financial and economic conditions; (ii) make all determinations with respect to the investment of the Fund's assets in accordance with applicable law and the Fund's investment objectives, investment program, policies, and restrictions as provided in the Company's Prospectus and Statement of Additional Information, as amended from time to time, provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, and such other limitations as the Board of Directors of the Company may impose by notice in writing to the Investment Manager; (iii) make all determinations as to the purchase and sale of portfolio securities, including advising the Board of Directors as to certain matters involving the Fund's portfolio securities that are not in the nature of investment decisions; (iv) obtain and evaluate such business and financial information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in discharging its responsibilities under this Agreement; (v) furnish the Board of Directors with periodic reports concerning the Investment Manager's economic outlook and investment strategy, as well as information concerning the Fund's portfolio activity and investment performance; (vi) determine the creditworthiness of the issuers, obligers, or guarantors of money market and debt securities utilized by the Fund; and (vii) evaluate the creditworthiness of any entities with which the Fund proposes to engage in repurchase transactions. In furtherance of this duty, the Investment Manager, as agent and attorney-in-fact with respect to the Fund, is authorized, in its discretion and without prior consultation with the Fund and the Board of Directors of the Company to buy, sell, exchange, convert for the Fund's use, and otherwise trade in any money market instruments' bonds, and other securities or assets, and to select the broker-dealers, underwriters or issuers to be used and to place orders and negotiate commissions (if any) for the execution of transactions in securities with or through such broker-dealers, underwriters, or Issuers.

                 1.2 Administrative services. In addition to investment advisory services set forth above in 1.1, the Investment Manager shall oversee the administration of all aspects of the Company's business and affairs with respect to the Fund and shall provide certain services required for effective administration of the Company with respect to the Fund, in connection therewith, the Investment Manager shall:

                          1.2.1 Office and Other Facilities. Furnish, without cost to the company, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are adequate for the Company's needs.

                          1.2.2 Personnel. Provide, without additional remuneration from or other cost to the Company, the services of individuals competent to perform all of the Company's executive, administrative, compliance, and clerical functions that are not performed by or through employees or other persons or agents engaged by the Company (including, e.g., the custodian, accounting services agent, transfer agent, dividend disbursing agent and shareholder servicing agent).

                          1.2.3 Agents. Assist the Company in selecting, coordinating the activities of, supervising, and acting as liaison with any other persons and agents engaged by the Company, including the Company's custodian, accounting services agent, transfer agent, dividend disbursing agent, shareholder servicing agent, independent accountants, and independent legal counsel. The Investment Manager shall also monitor the functions of such persons and agents, including, in particular, the accounting services agent in its evaluation of the Fund's portfolio securities.

                          1.2.4 Directors and Officers. Authorize and permit the Investment Manager's directors, officers and employees who may be elected or appointed as directors or officers of the Company to serve in such capacities, without remuneration from or additional cost to the Company.

                          1.2.5   Books and Records.  Ensure that all
                 financial, accounting, corporate, and other records required to be maintained and preserved by the Company or on its behalf will be maintained in accordance with applicable laws and regulations and that the Company's corporate existence will be maintained.

                          1.2.6 Reports to the Company. Furnish to or place at the disposal of the Company such information, reports, evaluations, analyses, and opinions relating to its administrative functions as the Company may, at any time or from time to time, reasonably request or as the Investment Manager may deem helpful to the Company.

                          1.2.7   Reports and Filings.  Assist in the
                 development and preparation of all reports and communications by the Company to the Fund's shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Company's shares under federal and state law.

2.               Allocation of Expenses.

                 2.1      Expenses Paid by Investment Manager.

                          2.1.1 Salaries and Fees of Directors and Officers. As between the Fund and the Investment Manager, the Investment Manager shall pay all salaries, expenses and fees, if any of the directors, officers or employees of the Investment Manager who are directors, officers or employees of the Company. The Investment Manager has obtained such personnel through an agreement with National Rural Electric Cooperative Association, which has primary responsibility for the salaries, expenses and fees of persons provided to serve as directors, officers and employees of the Investment Manager.

                          2.1.2 Waiver or Assumption and Reimbursement of the Company's Expenses by Investment Manager. The Waiver of assumption and reimbursement by the Investment Manager of any expense of the Company that the Investment Manager is not required by this Agreement to waive, or assume and reimburse, shall not obligate the Investment Manager to waive, or assume or reimburse, the same or any similar expense of the Company on any subsequent occasion, unless so required pursuant to a separate agreement between the Company and the

                 Investment Manager.

                          2.1.3 Organizational Expenses. The Investment Manager shall pay or assume all organizational expenses of the Company.

                 2.2 Expenses paid by the Company. The Company, with respect to the Fund, shall bear all expenses of its operations and business not specifically waived, assumed or agreed to be paid by the Investment Manager as provided in this Agreement or any other agreement between the Company and the Investment Manager. In particular, the expenses hereby allocated to the Company, with respect to the Fund, include, but are not limited to:

                          2.2.1 Custody and Accounting services. All fees and expenses of depositories, custodians, accounting service agents, and other agents for the transfer, receipt, safekeeping, servicing of and accounting for the Fund's cash, securities, and other property, including, among other things, fees and expenses for the calculation of standardized effective and compound yield quotations for the Fund, maintenance of ledgers, position and income reports, and settlement of fund purchases and sales.

                          2.2.2 Transfer Agency, shareholder servicing, and Dividend Disbursement. All costs of establishing maintaining, and servicing accounts of shareholders of the Fund, including the Fund's proportionate share of all fees and expenses of the Company's transfer agent, shareholder services agent, dividend disbursing agent and any other agents engaged by the Company to service such Fund accounts. In addition, the company shall reimburse the Investment Manager and charge to the Fund the Fund's proportionate share of all expenses incurred by the Investment Manager in responding to telephonic and written inquiries from, and in mailing information to Fund shareholders and others who may request information on behalf of Fund shareholders, regarding matters such as shareholder account or transaction status, net asset value of Fund shares, Fund performance, and general information about the Fund.

                          2.2.3 Shareholder Reports. All costs of preparing, setting in type, printing, and distributing reports and other communications to shareholders of the Fund.

                          2.2.4 Prospectuses. All cost of preparing, setting in type, printing and mailing to shareholders of the Fund annual or more frequent revisions of the Company's Prospectus and Statement of Additional Information and any supplements thereto.

                          2.2.5 Shareholder Meetings. All costs incidental to holding meetings of shareholders of the Fund, including the printing of notices and proxy materials, and proxy solicitations therefor.

                          2.2.6 Pricing and Portfolio Valuation. All costs of daily valuation of the individual portfolio securities of the Fund and daily computation of the net asset value per share of the Fund, including (i) a proportionate share of the cost of any equipment obtained by the Company, the Investment Manager or agents of the Company or a proportionate share of the cost of any equipment currently owned by the Investment Manager that will be used to price the Fund's shares or value the Fund's assets, or (ii) the cost of the services of any agents engaged by the Company for the purpose of pricing Fund shares or valuing the assets of the Fund.

                          2.2.7 Communications. All charges for equipment or services used for communications between the Investment Manager or the Company and the custodian, accounting services agent, transfer agent, shareholder servicing agent, dividend disbursing agent, or any other agent engaged by the Company to provide services to the Fund.

                          2.2.8 Independent Legal and Accounting Fees. The Fund's proportionate share of all charges for services and expenses of the Company's independent legal counsel and independent accountants.

                          2.2.9 Directors' Fees and Expenses. The Fund's proportionate share of all compensation of directors (other than those directors affiliated with the Investment Manager), all expenses incurred in connection with their services as directors, and all expenses of meetings of the Board of Directors and committees of the Board of Directors.

                          2.2.10 Federal Registration Fees. The Fund's proportionate share of all fees and expenses of maintaining the registration of the Company under the 1940 Act and maintaining the registration of the Fund's shares or registering additional shares of the Fund under the Securities Act of 1933, as amended (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any post-effective amendments or supplements to the Registration Statement, Prospectus, and Statement of Additional Information for the Company under the 1933 Act or the 1940 Act that may be prepared from time to time.

                          2.2.11  State Registration Fees.  The Funds
                 proportionate share of all fees and expenses of maintaining the registration and qualification of the Company and of the Fund's shares for sale under the securities laws of various states and jurisdictions and registering and qualifying additional shares of the

                 Fund, and of maintaining the registration and qualification of the Company under all other laws applicable to the Company or its business activities.

                          2.2.12 Issue, Redemption and Transfer of the Fund's Shares. All expenses incurred in connection with the issue, redemption, and transfer of the Fund's shares, including the expenses of confirming all share transactions and of transmitting share certificates for the Fund.

                          2.2.13 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Board of Directors of the Company, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Fund in a manner approved by its Board of Directors.

                          2.2.14  Brokerage Commissions.  All brokers'
                 commissions, if any, and other charges incident to the purchase or sale of the Fund's portfolio securities.

                          2.2.15 Taxes. The fund's proportionate share of all taxes or governmental fees payable to federal, state or other governmental agencies, domestic or foreign, including issue, stamp, or transfer taxes.

                          2.2.16 Trade Association Fees. The Fund's of all fees, dues and other proportionate share expenses incurred in connection with the Company's trade association or other membership in any investment organization.

                          2.2.17 Nonrecurring and Extraordinary Expenses. The Fund's proportionate share of such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its officers, directors, employees, and agents.

3.               Management Fees.

                 3.1 Compensation. The Company, with respect to the Fund, shall pay the Investment Manager as compensation for all services rendered, facilities provided and expenses waived or assumed and reimbursed by the Investment Manager, investment management fees computed as follows, based on the value of the average daily net assets of the Fund:

                          3.1.1 Rate. The fees with respect to the Fund shall be at the following annualized rates: .50% of average daily net assets.

                          3.1.2 Method of Computation. The fee shall accrue each calendar day and the sum of the daily fee accruals for the Fund shall be paid monthly to the Investment Manager on the first business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rates for the Fund, described in subparagraph 3.1.1, above, and multiplying the product by the net assets of the Fund as determined in accordance with the Company's Prospectus as of the close of business on the previous business day on which the Company was open for business.

                          3.1.3 Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

                 4. Brokerage. Subject to seeking best execution, and subject to any policies or procedures as then approved by the Company's Board of Directors, the Investment Manager, in carrying out its duties under Paragraph 1.1, may cause the Fund to pay a broker-dealer which furnishes brokerage and research services (as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Acted")) a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage and research services or which furnished brokerage and research services deemed to be of lesser value, if the Investment Manager determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage and research services provided by the broker-clearer viewed in terms of either that particular transaction or the overall responsibilities of the Investment Manager with respect to the other accounts, if any, as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act).

                 5. Investment Manager's Use of the Services of Others. The Investment Manager may at its own cost (except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Investment Manager or the Company with (i) such statistical and other factual information; (ii) such advice regarding economic factors and trends;
(iii) such advice as to occasional transactions in specific securities; (iv) or such other information, advice or assistance as the Investment Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Fund, or in the discharge of the Investment Manager's overall responsibilities with respect to the other accounts which it serves as an investment manager.

                 6. Ownership of Records. All records required to be maintained and preserved by the Company, with respect to the Fund, pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Investment Manager on behalf of the Company, with respect to the Fund, are the property of the Company and shall be surrendered by the Investment Manager promptly on request by the Company.

                 7. Reports to Investment Manager. The Company shall furnish or otherwise make available to the Investment Manager such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Company, with respect to the Fund, as the Investment Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

                 8. Services to Other Clients. Nothing herein contained shall limit the freedom of the Investment Manager or any affiliated person of the Investment Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment counselor to other persons, firms or corporations, or to engage in other business activities; however, so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect or until the Investment Manager shall otherwise consent, the Investment Manager shall be the only investment manager to the Company.

                 9. Limitation of Liability of Investment Manager. Neither the Investment Manager nor any of its officers, directors, or employees, nor any persons performing executive, administrative, trading, or other functions for the Company, with respect to the Fund or the Investment Manager (at the direction or request of the Investment Manager) in connection with the Investment Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company, with respect to the Fund, in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Company or from reckless disregard by the Investment Manger or any such persons of the duties of the Investment Manager under this Agreement.

                 10. Term of Agreement. This Agreement is an amendment and restatement of the Investment Management Agreement dated as of September 17, 1990 and shall have a term of 12 months beginning on the first day of the month following the affirmative vote of a majority of the outstanding voting securities of the Fund approving this Agreement. This Agreement shall thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and in either event by the vote of a majority of the Board of Directors of the Company who are not "interested persons" (as defined in the 1940 Act and rules thereunder) of any such party, cast, in person, at a meeting called for the purpose of voting on such approval.

                 Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act and rules thereunder) of the Fund shall be effective to approve or continue this Agreement with respect to the Fund, notwithstanding (i) that a comparable agreement has not been approved by the holders of a majority of the outstanding shares of any other series of the Company and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Company, unless such approval shall be required by any other applicable law or otherwise. The Investment Manager shall furnish to the Company, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

                 11. Amendment and Assignment of Agreement. This Agreement may not be amended without the affirmative vote of a majority of the outstanding voting securities of the Fund, and this Agreement shall automatically and immediately terminate in the event of its assignment.

                 12. Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days prior notice in writing to the other party; provided, that in the case of termination by the Company such action shall have been authorized by resolution of a majority of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

                 13.      Miscellaneous.

                 13.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                 13.2 Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

                 13.3 Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities", "interested person", "assignment", and "affiliated person" shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                                   HOMESTEAD FUNDS, INC.
                                          on behalf of the Daily Income Fund




                                          By:
-----------------------------------            ---------------------------------
Peter R. Morris, Secretary                     William P. McKeithan, Vice-
                                                              President





ATTEST:                                   RE ADVISERS CORPORATION




                                          By:
-----------------------------------            ---------------------------------
Peter R. Morris, Secretary                     Anthony C. Williams, President